Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, cell (952) 239-9665
(612) 291-6114 or susan.busch@bestbuy.com	Charles Marentette, cell (763) 412-5727
Carla Haugen, (612) 291-6146 or
carla.haugen@bestbuy.com

Best Buy’s December Comparable Store Sales Rise 5.8%; Company Expects 4th-Quarter Earnings Approaching The Top Of Its Guidance Range

December Revenue Summary – Fiscal 2006

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Total Company	$5.7	12%	5.8%
Domestic Segment	$5.0	11%	5.6%
International Segment	$0.7	20%[2]	6.6%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

2 The effect of fluctuations in foreign currency exchange rates accounted for approximately one-fourth of the international segment’s revenue gain for the fiscal month.

LAS VEGAS, Jan. 6, 2006 – Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today reported that revenue for the fiscal month ended Dec. 31, 2005, rose 12 percent to $5.7 billion, compared with $5.1 billion for the fiscal month ended Jan. 1, 2005. The revenue increase for the five-week period was driven by 104 new store openings in the past 12 months and a 5.8 percent comparable store sales gain which was higher than expected. The company attributed the gain to strong store execution and customer demand for consumer electronics, which drove higher average transaction sizes. The comparable store sales gain came on top of a 2.5-percent comparable store sales gain for the prior year’s period.

“We exceeded our revenue expectations for December, which positions us well for our fiscal fourth quarter,” said Brad Anderson, vice chairman and chief executive officer. “We’re pleased and encouraged by the fact that virtually all of our businesses met or exceeded our expectations for

December. As usual, customers shopped later than ever and results strengthened as the month progressed. Our employees capitalized on the trend with strong offers and improved in-stock positions.”

December Highlights

•                  U.S. Best Buy stores generated $5.0 billion in revenue for fiscal December, reflecting the addition of 73 stores in the past 12 months and a comparable store sales gain of 5.5 percent.

•                  The company’s international segment—which includes Future Shop, Best Buy and Geek Squad stores in Canada—increased its December revenue by 20 percent to $733 million. The increase was driven by new store openings, a comparable store sales gain of 6.6 percent and foreign currency fluctuations.

•                  Magnolia Audio Video, a high-end retailer of consumer electronics with 20 stores, generated $26 million in December revenue. Magnolia’s revenue grew 23 percent, driven by a comparable store sales gain of 30.7 percent.

•                  The company’s revenue from its Web sites grew approximately 40 percent for the fiscal month, as more consumers migrated to Internet shopping and began redeeming gift cards online.

•                  Sales of Best Buy gift cards continued to grow in popularity, increasing approximately 20 percent in the month versus last year. Gift cards that were issued during the period are not recognized as revenue until redeemed.

Consumer Electronics Continue to Lead Results

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Month Ended		Fiscal Month Ended
Product Group	Dec. 31, 2005	Jan. 1, 2005	Dec. 31, 2005	Jan. 1, 2005
Consumer Electronics	47%	44%	13.5%	7.5%
Home Office	26%	27%	1.7%	(0.1)%
Entertainment Software	23%	26%	(3.6)%	(3.0)%
Appliances	4%	3%	7.7%	8.4%
Total	100%	100%	5.8%	2.5%

Brian Dunn, president of retail-North America, commented, “Best Buy’s authority in consumer electronics, our deep product assortments and outstanding store experience continue to make the difference with customers. We posted solid results across the board: at Best Buy locations, led by our segmented stores; at Magnolia Audio Video; at Geek Squad; and on our Web sites, which saw strong double-digit growth. We were particularly pleased with our revenue results in Canada, including a 6.6-percent comparable store sales gain for the month, which was driven by a record Boxing Day as well as one extra shopping day in the month. As a whole, the environment was only slightly more promotional than last year’s period.”

The consumer electronics product group had the strongest growth, posting a comparable store sales gain of 13.5 percent. The product group was driven by a triple-digit comparable store sales gain in flat-panel TVs, due to high consumer interest and outstanding retail execution. Contributing to the gain was strong performance in the Magnolia Home Theater store-within-a-store experience available in certain segmented stores, which carry high-end assortments. The consumer electronics category also benefited from a strong double-digit comparable store sales gain in MP3 players and accessories. These areas of strength were partially offset by double-digit declines in tube televisions as well as DVD players. Comparable store sales growth in home office revenue reflected low double-digit growth in notebook computers and a strong double-digit gain in cellular phones and computer services. The entertainment software product group posted a 3.6-percent comparable store sales decline, reflecting the continued shift in consumer interest to digital formats. Gaming posted a high single-digit comparable store sales gain, as growth in video game hardware was slightly offset by a decline in video game software. Strength in gaming was offset by continued comparable store sales declines from DVDs and CDs. The appliances product group generated a comparable store sales gain of 7.7 percent as customers continued to respond to improvements in both the product assortment and the labor model.

Darren Jackson, executive vice president – finance and CFO, said, “We’re off to a strong start for the quarter, from the top line to the bottom line. We continue to work on optimizing our business model. We expect that all seven of our remaining new store openings for the year will be segmented stores, but we are delaying other store conversion plans for the fourth quarter so we can focus on optimizing our deployment strategies. Our goal is to balance high-return initiatives with the operational costs. In addition, we have found ways to trim expenses throughout the business, including areas such as labor, advertising and consulting costs. Our particularly strong December revenue results, coupled with actions to reduce the growth in our expense rate, give us confidence that our fourth-quarter comparable store sales gain and our earnings will approach the top of our range. In other words, we anticipate an earnings increase of approximately 11 percent for the fourth quarter and 22 percent for the fiscal year.”

For the first 10 months of fiscal 2006, the company reported revenue of $25.9 billion, an increase of 11 percent, reflecting the addition of new stores as well as the comparable store sales gain. The comparable store sales gain for the 10-month period was 4.1 percent, including a gain of 4.3 percent at U.S. Best Buy stores; a gain of 12.4 percent for Magnolia Audio Video stores; and a gain of 2.3 percent for the international segment.

The company opened one U.S. Best Buy store and one Canadian Best Buy store, and relocated one Future Shop store during the fiscal month. In total, the company added approximately 54,000 square feet during the month.

Best Buy’s financial results and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link, or accessed via Business Wire’s Web site at www.businesswire.com.

On March 31, 2006, the company expects to report fourth-quarter earnings, along with its initial earnings guidance for fiscal 2007.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 930 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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